NEWS RELEASE

MATERION CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS AND PROVIDES 2018 EARNINGS GUIDANCE

MAYFIELD HEIGHTS, Ohio - February 15, 2018 - Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2017 financial results and provided 2018 earnings guidance.

▪	Net sales for the fourth quarter of 2017 were $308.7 million, compared to $234.3 million for the fourth quarter of 2016.

▪	Fourth quarter 2017 value-added sales grew 25% to a record $181.2 million, from prior-year value-added sales of $145.1 million.

▪
Operating profit for the fourth quarter 2017 was $13.9 million compared to $3.6 million in the prior year. Excluding non-recurring items, adjusted operating profit improved 89% to $13.6 million in the fourth quarter of 2017 from $7.2 million in the prior year.

▪	Fourth quarter 2017 net loss of ($0.41) per share, diluted, due primarily to the impact of U.S. tax reform, compared to earnings of $0.33 per share in the prior year.

▪	Fourth quarter 2017 adjusted earnings were up 82% at $0.51 per share, diluted, from $0.28 per share in the fourth quarter of 2016.

▪	The Company is providing full-year 2018 earnings guidance of $1.95 to $2.10 per share, diluted.

FOURTH QUARTER 2017 RESULTS

Net sales for fourth quarter 2017 were $308.7 million, compared to $234.3 million for the prior year. Value-added sales grew 25% to a record $181.2 million in the quarter, compared to $145.1 million for the prior year. Growth in value-added sales was driven by a 17% increase in the base business, plus the acquisition of Heraeus’ high-performance target materials business (HTB) which contributed $11.6 million. Base business growth was driven by new product sales and improved end market demand. New product sales reached a record $31.0 million in the quarter, up 20% compared to the prior year.

Operating profit for fourth quarter 2017 totaled $13.9 million compared to $3.6 million in the prior year. Excluding non-recurring items, fourth quarter adjusted operating profit improved 89% to $13.6 million from $7.2 million in 2016.

Fourth quarter 2017 net loss was $8.2 million, or ($0.41) per share, diluted, and was driven by $21.6 million of income tax expense primarily related to U.S. tax reform, and compares to net income of $6.8 million in the prior year. Adjusted earnings for the fourth quarter of 2017, which exclude non-recurring charges related primarily to new tax legislation, the gain on sale of the Fukaya, Japan service center, and CEO transition costs, were $0.51 per share, diluted, up over 80% compared to $0.28 per share in the fourth quarter 2016.

FULL-YEAR 2017 RESULTS

For the full-year 2017, net sales were $1.1 billion compared to $969.2 million for 2016. Value-added sales were a record $677.7 million, compared to $599.9 million for the prior year. Year-over-year growth of 13% in value-added sales is attributable to new product sales growth, strength in end markets and the HTB acquisition.

Net income for 2017 was $11.5 million or $0.56 per share, diluted, as compared to $25.7 million or $1.27 per share in the prior year. Excluding special items, net income for 2017 was $35.2 million, or $1.72 per share, diluted, as compared to $26.6 million, or $1.32 per share, for the prior year.

Jugal Vijayvargiya, President and Chief Executive Officer, stated, “I am pleased with our strong finish to the year. Fourth quarter results represent the fourth consecutive quarter of year-over-year growth in both value-added sales and profits. We have momentum going into 2018, and expect to consistently deliver profitable growth as we execute on our growth strategy. As a result, we are forecasting full-year 2018 adjusted earnings of $1.95 to $2.10 per diluted share.”

BUSINESS SEGMENT FOURTH QUARTER 2017 RESULTS

Advanced Materials

Advanced Materials’ net sales for fourth quarter 2017 were $161.2 million, versus $108.3 million in the prior year. Value-added sales increased 42% to $58.3 million, versus $41.2 million in the prior year. HTB acquisition contributed $11.6 million of value-added sales, while the base business growth of 13% was led by strength in the consumer electronics end market. Operating profit increased 44% to $7.9 million, compared to $5.5 million in the prior year.

Performance Alloys and Composites

Net sales for Performance Alloys and Composites were $119.0 million compared to $95.5 million in the prior year. Value-added sales were a record $101.0 million in the fourth quarter versus $83.2 million in the prior year. The 21% year-over-year improvement in value-added sales was primarily driven by new product sales growth and end market demand, particularly in the consumer electronics, defense, and commercial aerospace markets.

Operating profit for the fourth quarter of 2017 was $9.5 million compared to $0.5 million in the prior year. Excluding the gain on sale and related closure costs associated with exiting the Fukaya, Japan service center, adjusted operating profit for the quarter was $8.2 million, versus $3.1 million in the prior year. The significant year-over-year profit increase of $5.1 million or 165% was led by performance improvements across the business, new product sales growth, and an improved product mix.

Precision Coatings

Precision Coatings’ net sales for the fourth quarter of 2017 were $28.5 million versus prior-year sales of $30.5 million. Value-added sales were $22.9 million, a 3% increase compared to $22.2 million for the same period of 2016. Operating profit increased 28% to $2.3 million, or 10% of value-added sales in the fourth quarter of 2017, versus $1.8 million in the prior year.

OUTLOOK

The Company delivered favorable full-year 2017 financial results on both top and bottom line, led by performance improvements across the business, record new product sales, and improved end market demand. We expect this performance to continue and are providing 2018 full-year adjusted earnings guidance of $1.95 to $2.10 per share, diluted, which represents a year-over-year increase of 13 to 22 percent.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, February 15, 2018. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 1, 2018 by dialing (877) 481-4010 or (919) 882-2331; please reference replay ID number 23757. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates, and margins for 2018;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses, including our ability to effectively integrate the HTB acquisition;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪
Other financial and economic factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, interest rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, credit availability, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities, and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

▪	The risk factors as set forth in Item 1A of our Form 10-K.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:

Stephen F. Shamrock
(216) 383-4010
stephen.shamrock@materion.com
https://materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income

	Fourth Quarter Ended		Year Ended
(In thousands except per share amounts)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$308,668	$234,330	$1,139,447	$969,236
Cost of sales	249,930	190,285	927,953	785,773
Gross margin	58,738	44,045	211,494	183,463
Selling, general, and administrative expense	38,052	32,582	146,170	129,683
Research and development expense	3,878	2,942	13,981	12,802
Other — net	2,941	4,877	12,764	13,874
Operating profit	13,867	3,644	38,579	27,104
Interest expense — net	462	372	2,183	1,789
Income before income taxes	13,405	3,272	36,396	25,315
Income tax expense (benefit)	21,637	(3,506)	24,945	(425)
Net income (loss)	$(8,232)	$6,778	$11,451	$25,740
Basic earnings per share:
Net income (loss) per share of common stock	$(0.41)	$0.34	$0.57	$1.29
Diluted earnings per share:
Net income (loss) per share of common stock	$(0.41)	$0.33	$0.56	$1.27
Cash dividends per share	$0.100	$0.095	$0.395	$0.375
Weighted-average number of shares of common stock outstanding:
Basic	20,086	19,944	20,027	19,983
Diluted	20,086	20,287	20,415	20,213

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

(Thousands)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$41,844	$31,464
Accounts receivable	124,014	100,817
Inventories	220,352	200,865
Prepaid and other current assets	24,733	12,138
Total current assets	410,943	345,284
Long-term deferred income taxes	17,047	39,409
Property, plant, and equipment	891,789	861,267
Less allowances for depreciation, depletion, and amortization	(636,211)	(608,636)
Property, plant, and equipment—net	255,578	252,631
Intangible assets	9,847	11,074
Other assets	6,992	5,950
Goodwill	90,677	86,950
Total Assets	$791,084	$741,298
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$777	$733
Accounts payable	49,059	32,533
Salaries and wages	42,694	29,885
Other liabilities and accrued items	28,044	21,340
Income taxes	1,084	4,781
Unearned revenue	5,451	1,105
Total current liabilities	127,109	90,377
Other long-term liabilities	30,967	17,979
Retirement and post-employment benefits	93,225	91,505
Unearned income	36,905	41,369
Long-term income taxes	4,857	2,100
Deferred income taxes	213	274
Long-term debt	2,827	3,605
Shareholders’ equity	494,981	494,089
Total Liabilities and Shareholders’ Equity	$791,084	$741,298

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows

(Thousands)	2017	2016
Cash flows from operating activities:
Net income	$11,451	$25,740
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion, and amortization	42,751	45,651
Amortization of deferred financing costs in interest expense	919	666
Stock-based compensation expense (non-cash)	4,957	3,174
(Gain) loss on sale of property, plant, and equipment	(1,150)	(648)
Deferred tax expense (benefit)	20,256	(9,010)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(18,484)	(4,096)
Decrease (increase) in inventory	(9,462)	10,791
Decrease (increase) in prepaid and other current assets	(11,606)	658
Increase (decrease) in accounts payable and accrued expenses	34,433	2,758
Increase (decrease) in unearned revenue	4,336	(2,590)
Increase (decrease) in interest and taxes payable	(514)	2,511
Increase (decrease) in long-term liabilities	(4,264)	(684)
Other-net	(5,828)	(6,741)
Net cash provided from operating activities	67,795	68,180
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(27,516)	(27,177)
Payments for mine development	(1,560)	(9,861)
Payments for acquisition	(16,504)	(1,750)
Proceeds from sale of property, plant, and equipment	2,222	1,433
Net cash (used in) investing activities	(43,358)	(37,355)
Cash flows from financing activities:
Repayment of short-term debt	—	(8,305)
Proceeds from issuance of long-term debt	55,000	10,000
Repayment of long-term debt	(55,797)	(10,694)
Principal payments under capital lease obligations	(843)	(736)
Cash dividends paid	(7,913)	(7,496)
Deferred financing costs	(300)	(1,000)
Repurchase of common stock	(1,086)	(3,798)
Payments of withholding taxes for stock-based compensation awards	(4,506)	(1,089)
Net cash (used in) financing activities	(15,445)	(23,118)
Effects of exchange rate changes	1,388	(479)
Net change in cash and cash equivalents	10,380	7,228
Cash and cash equivalents at beginning of period	31,464	24,236
Cash and cash equivalents at end of period	$41,844	$31,464

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales

	Fourth Quarter Ended				Year Ended
(Millions)	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
Net Sales
Performance Alloys and Composites	$119.0		$95.5		$429.5		$387.5
Advanced Materials	161.2		108.3		590.8		437.2
Precision Coatings	28.5		30.5		119.2		144.5
Other	—		—		—		—
Total	$308.7		$234.3		$1,139.5		$969.2

Less: Pass-through Metal Cost
Performance Alloys and Composites	$18.0		$12.3		$66.0		$55.5
Advanced Materials	102.9		67.1		362.8		260.9
Precision Coatings	5.6		8.3		28.5		46.8
Other	1.0		1.5		4.5		6.1
Total	$127.5		$89.2		$461.8		$369.3

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$101.0		$83.2		$363.5		$332.0
Advanced Materials	58.3		41.2		228.0		176.3
Precision Coatings	22.9		22.2		90.7		97.7
Other	(1.0)		(1.5)		(4.5)		(6.1)
Total	$181.2		$145.1		$677.7		$599.9

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$27.0	27%	$19.0	23%	$89.7	25%	$73.6	22%
Advanced Materials	22.4	38%	16.7	41%	88.5	39%	71.6	41%
Precision Coatings	9.1	40%	7.6	34%	33.7	37%	37.8	39%
Other	0.2	—	0.8	—	(0.4)	—	0.5	—
Total	$58.7	32%	$44.1	30%	$211.5	31%	$183.5	31%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$9.5	9%	$0.5	1%	$22.0	6%	$6.6	2%
Advanced Materials	7.9	14%	5.5	13%	32.8	14%	26.3	15%
Precision Coatings	2.3	10%	1.8	8%	8.4	9%	11.6	12%
Other	(5.8)	—%	(4.2)	—	(24.6)	—	(17.4)	—
Total	$13.9	8%	$3.6	2%	$38.6	6%	$27.1	5%

	Fourth Quarter Ended				Year Ended
(Millions)	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
Special Items
Performance Alloys and Composites	$(1.3)		$2.6		$0.1		$2.6
Advanced Materials	—		—		1.3		—
Precision Coatings	—		—		0.4		—
Other	1.0		1.0		5.6		5.3
Total	$(0.3)		$3.6		$7.4		$7.9

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$8.2	8%	$3.1	4%	$22.1	6%	$9.2	3%
Advanced Materials	7.9	14%	5.5	13%	34.1	15%	26.3	15%
Precision Coatings	2.3	10%	1.8	8%	8.8	10%	11.6	12%
Other	(4.8)	—	(3.2)	—	(19.0)	—	(12.1)	—
Total	$13.6	8%	$7.2	5%	$46.0	7%	$35.0	6%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability

	Fourth Quarter Ended		Year Ended
(Millions except per share amounts)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP as Reported
Net Sales	$308.7	$234.3	$1,139.5	$969.2
Operating profit	13.9	3.6	38.6	27.1
Net income (loss)	(8.2)	6.8	11.5	25.7
EPS - Diluted	$(0.41)	$0.33	$0.56	$1.27

Operating Profit Special Items
Cost reductions	$(1.3)	$2.6	$0.7	$2.6
Legacy legal & environmental costs	0.3	—	0.5	1.4
CEO transition	0.7	—	4.1	—
Acquisition costs	—	1.0	2.1	3.9
Total operating profit special items	$(0.3)	$3.6	$7.4	$7.9
Operating Profit Special Items - net of tax	$(0.2)	$2.3	$4.8	$5.1
Tax Special Item	$18.9	$(3.3)	$18.9	$(4.2)

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$181.2	$145.1	$677.7	$599.9
Operating profit	13.6	7.2	46.0	35.0
Operating profit % of VA	7.5%	5.0%	6.8%	5.8%
Net income	10.5	5.8	35.2	26.6
EPS - Diluted	$0.51	$0.28	$1.72	$1.32

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market

	Fourth Quarter Ended			Year Ended
(Millions)	December 31, 2017	December 31, 2016	% Change	December 31, 2017	December 31, 2016	% Change
Materion Corporation
Consumer Electronics	$54.1	$43.8	23.5%	$204.7	$177.5	15.3%
Industrial Components	25.3	22.9	10.5%	99.8	85.9	16.2%
Defense	19.6	14.8	32.4%	59.5	56.1	6.1%
Energy	14.8	7.2	105.6%	49.7	31.7	56.8%
Medical	13.5	13.9	(2.9)%	58.5	68.2	(14.2)%
Automotive Electronics	12.6	11.8	6.8%	51.8	49.6	4.4%
Telecom Infrastructure	8.2	8.5	(3.5)%	31.3	33.4	(6.3)%
Other	33.1	22.2	49.1%	122.4	97.5	25.5%
Total	$181.2	$145.1	24.9%	$677.7	$599.9	13.0%
Performance Alloy and Composites
Consumer Electronics	$20.4	$17.8	14.6%	$75.4	$68.2	10.6%
Industrial Components	19.1	18.4	3.8%	76.0	68.5	10.9%
Defense	12.2	9.9	23.2%	32.6	36.2	(9.9)%
Energy	5.9	4.5	31.1%	20.8	19.7	5.6%
Medical	1.6	1.7	(5.9)%	6.8	7.5	(9.3)%
Automotive Electronics	12.4	11.3	9.7%	50.4	47.9	5.2%
Telecom Infrastructure	6.6	6.8	(2.9)%	24.2	25.5	(5.1)%
Other	22.8	12.8	78.1%	77.3	58.5	32.1%
Total	$101.0	$83.2	21.4%	$363.5	$332.0	9.5%
Advanced Materials
Consumer Electronics	$28.1	$21.0	33.8%	$110.9	$89.9	23.4%
Industrial Components	4.5	3.3	36.4%	17.4	13.4	29.9%
Defense	3.5	1.6	118.8%	11.3	6.5	73.8%
Energy	8.9	2.7	229.6%	28.9	12.0	140.8%
Medical	2.4	2.7	(11.1)%	10.8	11.4	(5.3)%
Automotive Electronics	—	—	—%	—	—	—%
Telecom Infrastructure	1.6	1.6	—%	7.1	7.9	(10.1)%
Other	9.3	8.3	12.0%	41.6	35.2	18.2%
Total	$58.3	$41.2	41.5%	$228.0	$176.3	29.3%
Precision Coatings
Consumer Electronics	$5.6	$5.0	12.0%	$18.4	$19.5	(5.6)%
Industrial Components	1.7	1.2	41.7%	6.5	4.0	62.5%
Defense	3.9	3.3	18.2%	15.6	13.5	15.6%
Energy	—	—	—%	—	—	—%
Medical	9.5	9.5	—%	40.8	49.2	(17.1)%
Automotive Electronics	0.2	0.5	(60.0)%	1.4	1.7	(17.6)%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	2.0	2.7	(25.9)%	8.0	9.8	(18.4)%
Total	$22.9	$22.2	3.2%	$90.7	$97.7	(7.2)%

Eliminations	$(1.0)	$(1.5)		$(4.5)	$(6.1)
Prior year numbers have been restated to conform to the current year presentation.